Exhibit 99.1

Restoration Hardware Announces January Comp Store Sales Increased 23%

Restoration Hardware, Inc. (Nasdaq: RSTO) today announced January 2004 comparable store sales increased 23%, on top of a 10% increase a year ago. Revenue for the Direct-to-Customer division, which includes catalog and Internet sales, increased 88% for the month of January versus an increase of 54% last year.

Gary Friedman, President and CEO, commented, “We experienced strong customer response to our first annual January Bathware Event in our stores, catalogs and on-line.  This event is consistent with our strategy of creating top of mind awareness, and establishing our position as the authority in these core businesses.”

Mr. Friedman continued, “We remain confident that we are on the right path to position Restoration Hardware as the premium lifestyle brand with our customers. As expected, we ended the year with improved operating results, lower debt and a stronger balance sheet than a year ago, providing us with adequate liquidity to meet our future needs.”

Net revenue for the fourth quarter ended January 31, 2004 of $165 million reflects an increase of 6% from the net revenue of $155 million reported for the same period last year. Comparable store sales for the fourth quarter 2003 were up 0.7% as compared to the prior year, while direct-to-customer revenue increased 50% to $27 million from $18 million posted in the same period last year.

For the year ended January 31, 2004 (fiscal 2003), net revenue was $439 million, an increase of 10% from $400 million reported for fiscal 2002. Comparable store sales for fiscal 2003 increased 5.2%. Revenue in the Direct-to-Customer division increased 52% in fiscal 2003 versus fiscal 2002.

The Company ended the year with $10 million of debt, approximately $4 million lower than the prior year, which provides adequate liquidity to meet operating needs and capital spending requirements through 2004.  Inventory levels at year-end are slightly higher than the prior years’ level of $95 million.

As of February 5, 2004, the Company operated 103 stores in 31 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the month, fourth quarter and year ended January 31, 2004, statements concerning customers’ responses to core product offerings of the Company and implications of such responses on the Company, statements regarding the adequacy of the Company’s liquidity to meet the Company’s future needs, and other statements containing words such as “believes,” “expects,” and words of similar import or statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customers’ reactions to the current and anticipated core products and merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, continued positive customer reaction to the Company’s catalog and Internet offerings, revised product mix and prototype stores, further customer acceptance of the Company’s private label credit card, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the

Company’s credit facility, unanticipated changes in the Company’s liquidity, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended November 1, 2003 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources,” “Critical Accounting Policies,” and “Factors that May Affect our Future Operating Results” and in Part I, Item 4 thereof (“Controls and Procedures”).  The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Chief Financial Officer

(415) 924-1005

(415) 945-4679 Fax